       Exhibit 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATE

TDS COMMON SHAREHOLDERS ELECT FOUR INCUMBENT DIRECTORS

CHICAGO, (May 28, 2015) – The annual meeting of stockholders of Telephone and Data Systems, Inc. [NYSE: TDS] was held on May 21, 2015.   TDS is pleased to announce that over 94 million common shares were represented in person or by proxy at the meeting and each of TDS’ four incumbent directors nominated for election by the common shares -- Clarence A. Davis, George W. Off, Mitchell H. Saranow, and Gary L. Sugarman -- received at least 73 percent of shares voted for directors.  Also, each of TDS’ eight incumbent directors nominated for election by the Series A common shares and preferred shares was elected by a substantial margin.

Additionally, TDS shareholders provided support for Proposals 2 (Ratification of Independent Registered Public Accounting Firm) and Proposal 3 (Advisory Vote on Executive Compensation or “Say-on-Pay”).

“We truly appreciate our shareholders’ support and strongly believe that these incumbent directors will continue to best represent TDS shareholders as the company works to build shareholder value,” said LeRoy T. Carlson, Jr., president and CEO.

TDS expects to file a Form 8-K Current Report with the SEC later today.

About TDS

Telephone and Data Systems, Inc., a Fortune 1000TM company, provides wireless; wireline and cable broadband, TV and voice; and hosted and managed services to approximately six million customers nationwide through its business units, U.S. Cellular, TDS Telecom, OneNeck IT Solutions, and BendBroadband. Founded in 1969 and headquartered in Chicago, TDS employs 10,600 people.

Visit www.tdsinc.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Contact

Jane W. McCahon, Vice President, Corporate Relations and Corporate Secretary

(312) 592-5379

jane.mccahon@tdsinc.com

Julie D. Mathews, Manager, Investor Relations

(312) 592-5341

julie.mathews@tdsinc.com

USM:  www.uscellular.com

TDS Telecom: www.tdstelecom.com

OneNeck IT Solutions: www.oneneck.com